Sub-Item 77Q2


Nuveen Diversified Dividend and Income Fund
333-107521
811-21407


Based on a review of the SEC Forms 3, 4 and 5 furnished
to the Fund, the Fund believes that all Section 16(a)
filing requirements applicable to the Funds officers
and directors, investment adviser and affiliated
persons of the investment adviser were complied with,
except that a Form 3 report,
Initial Statement of Beneficial Ownership of Securities,
on behalf of the officer listed below, was amended, due to an incorrect date on original Form 3.
..
..


OFFICER:

James Ruane, filed amended Form 3 on April 1, 2009, accession number 0001225208- 09-009064.